Exhibit 99.1
Richard Lewis Communications, Inc.
CORPORATE COMMUNICATIONS •INVESTOR RELATIONS
35 West 35th Street, Suite 502, New York, NY 10001-2205
Telephone: 212.827.0020 Fax: 212.827.0028
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. PROVIDES UPDATE ON INVESTMENTS FOR NOVEMBER
     New York, December 23, 2008. NYMAGIC, INC. (NYSE: NYM) provided an update today on the Company’s investment portfolio for November, 2008.
     During November 2008, the Company experienced additional declines in the estimated market value of certain investments reported in the Company’s press releases of November 4, and November 18, 2008. The company’s hedge fund portfolio declined approximately $1 million, the municipal bond portfolio declined approximately $1 million, the preferred stock portfolio declined approximately $3 million, and the corporate bond and commercial loan portfolio declined approximately $2 million. These assets are carried in the Company’s financial statements as either “Available for Sale” or “Trading” securities and aggregate changes in the estimated market value of these investments at December 31, 2008 will be reflected in the Company’s financial statements for the fourth quarter once results are finalized for the full year.
     The Company has determined to reclassify its portfolio of mortgage securities from “Available for Sale” to “Held to Maturity,” effective October 1, 2008. This reflects the Company’s decision to hold these securities and to collect principal and interest payments over time to recover its investment rather than contemplate a possible sale. Accordingly, the Company’s mortgage securities are being carried at amortized cost commencing October 1, 2008. The Company’s carrying value amounted to $62.3 million on September 30, 2008 after accumulated impairment charges of $41.4 million. The par value on these securities on September 30, 2008 was $104.2 million. During October and November, the Company received principal repayments on these securities aggregating to $1.5 million, in addition to interest payments due.
     All mortgage securities in the Company’s portfolio continue to pay interest and principal on a timely basis and all have maintained a rating of AAA. The Company’s securities rank senior to subordinated tranches of debt collateralized by each respective pool of mortgages. As of December 1, 2008 the levels of subordination ranged from 27.3% to 50.8% of the total debt outstanding for each pool. Delinquencies within the underlying mortgage pools (defined as payments 60+ days past due plus foreclosures plus real estate owned) ranged from 10.4% to 32.4% of total amounts outstanding. While the delinquency rate has increased from earlier in the year, in each case, current pool subordination levels remain substantially in excess of current pool delinquency rates. Delinquency rates are not the same as loss rates, but are an indication of the potential for some degree of loss in future periods.

     All of the Company’s other fixed income securities and preferred stocks continue to make payments when due and none are known by the Company to be in default. 99.5% of the Company’s municipal bonds are rated A or better by S&P and/or Moody’s based on the issuers’ credit alone, and many have the added benefit of municipal bond insurance that increases these ratings to AA or AAA. Preferred stock issuers consist of Bank of America, Citigroup, JP Morgan and Wells Fargo, each of which has agreed to accept multi-billion dollar investments from the U.S. Department of the Treasury in exchange for preferred stock that ranks parri-passu with the Company’s preferred stock with respect to liquidation preference. The Company’s preferred stock dividends, which are non-cumulative with one exception (Wells Fargo), have been fully paid to date.
     The Company’s hedge fund portfolio includes propriety funds managed by its investment advisor, Mariner Investment Group, Inc. (Mariner) as well as funds managed by third party investment advisors. Mariner has advised the Company that it does not have any funds managed by Bernard Madoff. In addition, Mariner is not aware that any third party managed fund in which the Company is invested, has any exposure to Bernard Madoff. During November, the Company delivered notices to redeem $36 million of its hedge fund investments. The majority of this amount is expected to be received during January 2009.
     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
     This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2008 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2008 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including those specified under the caption “I. A. Risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
CONTACT:
NYMAGIC, INC.
A. George Kallop, 212-551-0610
                    or
Richard Lewis Communications
Gregory Tiberend, or Cecelia Heer, 212-827-0020